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                                                                  Exhibit 10.7

                                     VIACELL


June 25, 2001


Seth P. Finklestein
308 A Hunnewell Street
Needham, MA 02194

Dear Seth:

On behalf of ViaCell, Inc. (the "Company"), Marc Beer and I are pleased to extend an offer of employment to you. You have made an outstanding impression, and we feel confident that you will become a valuable asset to the Company. Information about ViaCell as well as the details of our offer of employment are summarized below.

VIACELL MISSION       To provide the highest quality cellular medicines for the
                      treatment of human diseases.

POSITION Chief Medical Officer, ViaCell Neuroscience, a Division of ViaCell, Inc. and Vice President, ViaCell, Inc.

COMPENSATION          The starting base salary for this position will be
                      $185,000.00 per year payable in bi-weekly installments of $7,115.38.

                      In addition, you will be eligible for a one-time cash bonus of $25,000.00 (gross) payable at the time of hire.

STOCK OPTIONS         As an incentive for you to participate in the Company's
                      future growth, you will receive an incentive stock option to purchase up to 90,000 shares of our Common Stock. These options will vest over four years in sixteen (16) equal quarterly installments of 5,625 shares beginning on the first quarterly anniversary of the date of your commencement of employment (the "EFFECTIVE DATE") (subject to your continued employment with the Company). In addition, you will be eligible to receive an additional incentive stock option to purchase up to 100,000 shares of our Common Stock which options shall vest upon achievement of each of the performance milestones set forth below within the time periods specified with respect to the first neuroscience product developed by the Neuroscience
                      Division or by the Company (excluding any product development program licensed or acquired from a third party), provided that, if a milestone is not reached in the specified timeframe but a subsequent milestone is met within its applicable timeframe, all previous performance based options will vest at that time:


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
                                                                       TIMING FROM           NUMBER OF
                               MILESTONES                             EFFECTIVE DATE      OPTIONS VESTING
                               ----------                             --------------      ---------------
                      Completion of pre-clinical efficacy               18 months               10%
                      Completion of pre-clinical toxicology             24 months               10%
                      Submission of IND                                 24 months               10%
                      Completion of large animal efficacy               36 months               20%
                      Start Phase II clinical trials                    36 months               20%
                      Start Phase III clinical trials                   60 months               30%

                      The exercise price for both the time-based and performance-based options will equal $0.95 per share. All of the options will have a term of ten years from the date of grant and will be subject to such other terms and conditions set forth in the Company's form of incentive stock option certificate and Amended and Restated 1998 Equity Incentive Plan, both of which are attached hereto as EXHIBIT A, and EXHIBIT B, respectively.

ADDITIONAL            If the Company shall terminate your employment
EMPLOYMENT            involuntarily without "cause" or if you terminate your
TERMS                 employment voluntarily for "good reason," then ViaCell
                      will continue paying your base salary for a period of six months in accordance with its regular payroll practices at such time, and continue your health and dental benefits.
                      The term "cause" as used here means (i) your continued failure to substantially perform your duties, (ii) any misappropriation of funds, properties or assets of the Company by you, (iii) your being convicted of a felony; or
                      (iv) any material breach of your employment obligations or of the Intellectual Property and Confidential Information
                      Agreement. The term "good reason" as used here means any action by the Company without your prior consent which results in (i) any material diminution in your title, position, duties, responsibilities or authority; (ii) any breach by the Company of any material provision contained herein; (iii) any requirement by the Company that you perform your principal duties outside a radius of 60 miles from either of the Company's Boston or Worcester locations; or (iv) any material failure of the Company to comply with the provisions of Sections 1.3, 5.9, 5.13 or
                      5.14 of the Agreement and Plan of Merger dated as of the date hereof by and among the Company, Braintrust Merger
                      Corporation, Cerebrotec, Inc. ("Cerebrotec") and you
                      (relating to the commitment of resources and payment of obligations of Cerebrotec, tax matters, option to purchase technology, and funding and maintenance of Neuroscience
                      Division), and which are not cured within 60 days after-giving written notice to the Company of such breach.

                      You will be permitted to perform limited outside clinical and consulting work not to exceed on the average six (6) hours per week (twenty-four hours per month) on matters
                      (i) that do not interfere with your duties to the Company and (ii) do not compete with the technologies, products, programs or services being developed or offered by ViaCell at that time,


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                      subject to the prior written consent of the Chief
                      Executive Officer of the Company or his designee which consent shall not be unreasonable withheld or delayed. The Company hereby consents to your providing such services to NeuroRecovery Research, Inc.; eNOS Pharmaceuticals, Inc.; Neurological Models, Inc.; and Puretech Ventures.

BENEFITS Because we care about the well being of our employees, we are pleased to provide you with comprehensive offering of benefits. Our benefits currently include medical, dental, life insurance, three weeks vacation (accrued monthly and pro-rated during your first calendar year of employment), balance benefit, educational assistance and flexible-spending accounts. Additional information about these benefits is outlined in the enclosed summary.

ELIGIBILITY FOR       The Immigration Reform and Control Act of 1986 requires
EMPLOYMENT            ViaCell to review documentary evidence that you are
                      eligible for employment. This requirement applies to US citizens, as well as foreign nationals. A list of approved documents that are acceptable as verification of employment eligibility are listed on page two of the I-9 form included with this offer letter. Please bring the appropriate documents with you on your first day of employment.

EMPLOYMENT            While we look forward to a long and mutually beneficial
RELATIONSHIP          relationship, you acknowledge that this letter does not
                      constitute a contract of employment for any particular period of time and does not affect the at-will nature of your employment relationship with the Company. Either you or ViaCell have the right to terminate your employment at anytime.

We are very excited about the future of ViaCell and believe that the opportunities presented will allow you significant personal and professional growth. If you have any questions or concerns, please do not hesitate to contact me anytime. We look forward to having you join our team!

Sincerely,

/s/ Marc Beer
Marc Beer, CEO


Please acknowledge your acceptance of this offer by signing a copy of this document along with the Agreement Related to Intellectual Property and Confidential Information and faxing it to Kristin Dickson at 617-247-6271. This offer will remain in effect for a period of seven (7) calendar days from the date of this letter.


 /s/ Seth Finklestein                           6/25/01
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Signature                                      Date


                                                To be mutually agreed,
 [Intentionally omitted]                        expected to be 8/1/01
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Social Security Number                         Start Date